Exhibit 99.1

NEWS RELEASE

ICF Reports Second Quarter 2024 Results

-- Favorable Business Mix and Higher Utilization Drove Strong EPS Performance --

-- Record Business Development Pipeline of $10.5 Billion at Quarter-End --

-- Increasing Full Year EPS and EBITDA Guidance Primarily to Reflect Mix Shift --

Second Quarter Highlights:

•
Revenue Increased 2% to $512 Million; Up 6% Excluding Divestitures
•
Net Income Was $25.6 Million and GAAP EPS Was $1.36, Up 27%
•
Non-GAAP EPS1 Was $1.69, Up 8%
•
EBITDA1 Was $55.6 Million, Up 17%; Adjusted EBITDA1 Was $56.0 Million, Up 10%
•
Contract Awards Were a Record $810 Million, Up 83% Year-on-Year for a TTM Book-to-Bill Ratio of 1.40

RESTON, Va.— August 1, 2024 -- ICF (NASDAQ: ICFI), a global consulting and technology services provider, reported results for the second quarter ended June 30, 2024.

Commenting on the results, John Wasson, chair and chief executive officer, said, “We delivered strong performance across all key financial metrics in the second quarter, demonstrating the benefits of our diversified portfolio and reflecting continued favorable business mix. Revenues increased 2% year-on-year and increased 6% from last year’s levels adjusting for the divestiture of our commercial marketing business lines in 2023.

“Similar to the first quarter, our second quarter results were led by robust growth in higher-margin revenues from commercial energy clients. We experienced especially strong demand from our utility clients for ICF’s core energy efficiency programs as well as our expanded offerings in priority areas including grid resilience, electrification, decarbonization and flexible load management, all of which are particularly relevant given the growth in data center demand. Revenues from our Energy, Environment, Infrastructure and Disaster Recovery client market increased 14% to account for 45% of ICF’s second quarter revenues, compared to its 41% contribution to last year’s second quarter revenues.

“Margin expansion was a key driver of our strong second quarter earnings. In addition to favorable business mix and higher utilization, margin performance reflected lower facility costs, together with the benefits of our increased scale. Also, lower depreciation and amortization expense and lower interest expense enhanced our net income and earnings per share results for the period.

“This was a record second quarter of contract awards for ICF, which reached $810 million, representing a quarterly book-to-bill ratio of 1.58 and a trailing twelve-month book-to-bill ratio of 1.40. New business wins accounted for approximately 55% of our first half awards, demonstrating how well ICF’s capabilities are aligned with client spending priorities. Additionally, an increasing percentage of the value of our year-to-date awards represented contracts that include an AI component, a good indicator of our recognized expertise in this high-demand area.”

Second Quarter 2024 Results

Second quarter 2024 total revenue was $512.0 million, a 2.4% increase from the $500.1 million reported in the second quarter of 2023, and up 6.2% from last year’s second quarter revenues adjusted for the divestiture of our commercial marketing business lines. Subcontractor and other direct costs were 25.9% of total revenues compared to 27.5% in last year’s second quarter. Operating income was $42.4 million, up 32.3% from $32.0 million last year, and operating margin on total revenue expanded to 8.3% from 6.4%. Net income totaled $25.6 million, and GAAP EPS was $1.36 per share. This compares to net income and GAAP EPS of $20.3 million, and $1.07, respectively, reported in the second quarter of 2023, which included $3.5 million, or $0.13 per share of tax-effected special charges. In the 2024 second quarter, the company’s tax rate was 26.3% compared to 4.4% in the 2023 second quarter.

Non-GAAP EPS increased 7.6% to $1.69 per share, from $1.57 per share reported in the comparable period in 2023. EBITDA was $55.6 million, 17.2% above the $47.5 million reported in the year-ago period. Adjusted EBITDA increased 9.9% to $56.0 million from $51.0 million for the comparable period in 2023.

Backlog and New Business

Total backlog was $3.8 billion at the end of the second quarter of 2024. Funded backlog was $1.7 billion, or 45% of the total backlog. The total value of contracts awarded in the 2024 second quarter was $810 million, up 83% year-on-year for a book-to-bill ratio of 1.58, and trailing twelve-month contract awards totaled $2.8 billion, up 12% year-on-year for a book-to-bill ratio of 1.40.

Government Revenue Second Quarter 2024 Highlights

Revenue from government clients was $387.0 million, up 1.8% year-over-year.

•
U.S. federal government revenue was $273.5 million, an increase of 0.2% compared to the $273.1 million reported in the second quarter of 2023 and was unfavorably impacted by a year-over-year decrease in revenues from subcontractor and other direct costs of $9.1 million in the quarter. Federal government revenue accounted for 53.4% of total revenue, compared to 54.6% of total revenue in the second quarter of 2023.
•
U.S. state and local government revenue increased 4.7% to $84.8 million, from $81.1 million in the year-ago quarter. State and local government clients represented 16.6% of total revenue, up from 16.2% from the second quarter of 2023.
•
International government revenue was $28.7 million, up 9.5% from the $26.2 million reported in the year-ago quarter. International government revenue represented 5.6% of total revenue, compared to 5.2% in the second quarter of 2023.

Key Government Contracts Awarded in the Second Quarter 2024

Notable government contract awards won in the second quarter of 2024 included:

Health and Social Programs

•
A recompete contract with a value of $236.8 million with the U.S. Agency for International Development Bureau for Global Health to continue to deliver the Demographic and Health Surveys Program.
•
Two recompete framework contracts with a combined value of $6.5 million with a directorate general of the European Commission to provide evaluation services.

IT Modernization

•
A new subcontract with a value of $87.7 million to continue modernizing and executing the Centers for Medicare and Medicaid Services Quality Payment Program.
•
A contract extension with a value of $29.8 million with a U.S. federal agency to continue to provide digital modernization services.
•
A new contract with a value of $16.8 million with the U.S. Federal Emergency Management Agency (FEMA) to build a cloud-based data exchange platform to improve the efficiency and cost-effectiveness of FEMA’s disaster response and recovery efforts.
•
A contract extension with a value of $15.2 million with a U.S. federal agency to continue to provide digital modernization and maintenance services.

Disaster Management and Mitigation

•
A recompete contract with a value of $84.1 million with the Government of Puerto Rico’s Public-Private Partnership Authority to continue supporting long-term disaster recovery and mitigation efforts across the territory.

Climate, Energy and Environment

•
A recompete contract with a ceiling of $17.1 million with The Los Angeles County Southern California Regional Energy Network to design and deliver their full portfolio of residential energy efficiency programs.
•
A recompete master services agreement with a ceiling of $11.7 million with a Western U.S. state transportation department to provide on-call environmental services.
•
A contract modification with a value of $7.6 million with a Northwest U.S. public utility to support its public electric vehicle charging program.

Commercial Revenue Second Quarter 2024 Highlights

Commercial revenue was $125.0 million, compared to $119.8 million reported in the second quarter of 2023, up 22.6% compared to revenues of $101.9 million excluding divestitures in 2023.

•
Energy markets revenue, which includes energy efficiency programs, increased 24.8% and represented 86.6% of commercial revenue.
•
Commercial revenue accounted for 24.4% of total revenue compared to 23.9% of total revenue in the 2023 second quarter.

Key Commercial Contracts Awarded in the Second Quarter of 2024

Notable commercial awards won in the second quarter of 2024 included:

Energy Markets

•
A large multimillion-dollar recompete contract with a Northeastern U.S. utility to provide program implementation services for its residential energy efficiency portfolio.
•
A new contract with a Northeastern U.S. utility to provide program implementation services for its residential and commercial and industrial (C&I) energy efficiency programs.
•
A contract modification with a Northeastern U.S. utility to continue to serve as the utility’s agency of record for its energy efficiency programs.
•
A new contract with a Northwestern U.S. utility to support its portfolio of energy efficiency products programs.
•
A subcontract modification to administer a Midwestern U.S. utility’s pilots program.
•
A new contract with an Eastern U.S. utility to provide program implementation services for its residential and C&I energy efficiency programs.

Dividend Declaration

On August 1, 2024, ICF declared a quarterly cash dividend of $0.14 per share, payable on October 11, 2024, to shareholders of record on September 6, 2024.

Summary and Outlook

“Following our strong year-to-date performance and based on our current visibility for continued favorable business mix and utilization metrics, we are pleased to increase our earnings per share and adjusted EBITDA guidance for full year 2024. Our revised guidance is for GAAP EPS in the range of $5.60 to $5.90 and Non-GAAP EPS of $6.95 to $7.25, up $0.35 from prior guidance and representing year-on-year growth of 32.2% and 9.2%, respectively, at the midpoints. Adjusted EBITDA is now expected to range between $225 million and $235 million, up from our prior guidance of $220 million to $230 million. The midpoint of this range will result in ICF achieving the three-year EBITDA objective we provided at our 2022 Investor Day adjusted for the 2023 divestitures, and we expect to accomplish this with substantially fewer acquisitions than originally contemplated.

“Our first half results have put us on track to achieve our full year revenue guidance for 2024. Based on our current visibility, we expect our Energy, Environment, Infrastructure and Disaster Recovery client market to show robust growth in the second half of this year, continuing to more than offset results in our Health and Social Programs client market, where gross revenue comparisons have been impacted by lower pass-through revenues. Operating cash flow guidance remains at approximately $155 million.

“A growing backlog and our record business development pipeline of $10.5 billion at the end of the second quarter support our expectations for continued strong growth in 2024 and give us confidence in ICF’s ability to continue to grow at a high single-digit rate in the coming years. We are experiencing high demand from commercial clients for our energy and environmental expertise and implementation skills. We have excellent credentials to assist state and local government clients in meeting their planning, resilience and mitigation objectives, as well as supporting their disaster recovery efforts. We also have significantly expanded our capabilities in areas in the federal government that have bipartisan support, particularly IT modernization, which remains an area of priority spending.

“We appreciate the tremendous contributions of our staff in driving the success of ICF by supporting our clients with multi-disciplinary advisory work and cross-cutting implementation skills. Their passion for their work and for the impact it has on society is ICF’s ‘secret sauce’,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. GAAP EPS refers to U.S. GAAP Diluted EPS. Non-GAAP EPS refers to Non-GAAP Diluted EPS. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenue	$512,029	$500,085	$1,006,465	$983,367
Direct costs	329,331	325,404	639,864	637,969
Operating costs and expenses:
Indirect and selling expenses	127,091	126,522	256,185	250,255
Depreciation and amortization	4,909	6,826	10,483	13,135
Amortization of intangible assets	8,291	9,286	16,582	18,510
Total operating costs and expenses	140,291	142,634	283,250	281,900
Operating income	42,407	32,047	83,351	63,498
Interest, net	(7,703)	(10,132)	(15,941)	(19,589)
Other income (expense)	36	(677)	1,666	(1,235)
Income before income taxes	34,740	21,238	69,076	42,674
Provision for income taxes	9,129	926	16,148	5,964
Net income	$25,611	$20,312	$52,928	$36,710

Earnings per Share:
Basic	$1.37	$1.08	$2.82	$1.95
Diluted	$1.36	$1.07	$2.80	$1.94

Weighted-average Shares:
Basic	18,738	18,791	18,748	18,785
Diluted	18,861	18,919	18,912	18,942

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Other comprehensive (loss) income, net of tax	(343)	3,151	341	1,817
Comprehensive income, net of tax	$25,268	$23,463	$53,269	$38,527

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Reconciliation of Revenue, Adjusted for Impact of Exited Business
Revenue	$512,029	$500,085	$1,006,465	$983,367
Less: Revenue from exited business (3)	—	(17,831)	—	(46,148)
Total Revenue, Adjusted for Impact of Exited Business	$512,029	$482,254	$1,006,465	$937,219

Reconciliation of EBITDA and Adjusted EBITDA (4)
Net income	$25,611	$20,312	$52,928	$36,710
Interest, net	7,703	10,132	15,941	19,589
Provision for income taxes	9,129	926	16,148	5,964
Depreciation and amortization	13,200	16,112	27,065	31,645
EBITDA	55,643	47,482	112,082	93,908
Impairment of long-lived assets (5)	—	—	—	894
Acquisition and divestiture-related expenses (6)	—	2,103	66	2,906
Severance and other costs related to staff realignment (7)	370	1,365	735	3,860
Charges for facility consolidations and office closures (8)	—	—	—	359
Pre-tax gain from divestiture of a business (9)	—	—	(1,715)	—
Total Adjustments	370	3,468	(914)	8,019
Adjusted EBITDA	$56,013	$50,950	$111,168	$101,927

Net Income Margin Percent on Revenue (10)	5.0%	4.1%	5.3%	3.7%
EBITDA Margin Percent on Revenue (11)	10.9%	9.5%	11.1%	9.5%
Adjusted EBITDA Margin Percent on Revenue (11)	10.9%	10.2%	11.0%	10.4%

Reconciliation of Non-GAAP Diluted EPS (4)
U.S. GAAP Diluted EPS	$1.36	$1.07	$2.80	$1.94
Impairment of long-lived assets	—	—	—	0.05
Acquisition and divestiture-related expenses	—	0.11	—	0.15
Severance and other costs related to staff realignment	0.02	0.07	0.04	0.20
Expenses related to facility consolidations and office closures (12)	—	—	0.04	0.02
Pre-tax gain from divestiture of a business	—	—	(0.09)	—
Amortization of intangibles	0.44	0.49	0.88	0.98
Income tax effects of the adjustments (13)	(0.13)	(0.17)	(0.21)	(0.34)
Non-GAAP Diluted EPS	$1.69	$1.57	$3.46	$3.00

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Revenue from the exited U.K. commercial marketing business (June 30, 2023), U.S. commercial marketing business (September 11, 2023), and Canadian mobile text aggregation business (November 1, 2023).

(4) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(5) Represents impairment of an intangible asset associated with the exit of our commercial marketing business in the United Kingdom in 2023.

(6) These are primarily third-party costs related to acquisitions and potential acquisitions, integration of acquisitions, and separation of discontinued businesses or divestitures.

(7) These costs are mainly due to involuntary employee termination benefits for our officers, and employees who have been notified that they will be terminated as part of a business reorganization or exit.

(8) These are exit costs associated with terminated leases or full office closures that we either (i) will continue to pay until the contractual obligations are satisfied but with no economic benefit to us, or (ii) paid upon termination and ceasing to use the leased facilities.

(9) Pre-tax gain resulting from the release of an escrow related to the 2023 divestiture of our U.S. commercial marketing business.

(10) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(11) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the non-GAAP measure by the corresponding revenue.

(12) These are exit costs related to actual office closures (previously included in Adjusted EBITDA) and accelerated depreciation related to fixed assets for planned office closures.

(13) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 26.3% and 25.6% for the three months ended June 30, 2024 and 2023, respectively, and 23.4% and 24.6% for the six months ended June 30, 2024 and 2023, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$4,056	$6,361
Restricted cash	712	3,088
Contract receivables, net	209,351	205,484
Contract assets	222,767	201,832
Prepaid expenses and other assets	23,116	28,055
Income tax receivable	4,589	2,337
Total Current Assets	464,591	447,157
Property and Equipment, net	72,357	75,948
Other Assets:
Goodwill	1,219,083	1,219,476
Other intangible assets, net	78,321	94,904
Operating lease - right-of-use assets	124,637	132,807
Other assets	46,788	41,480
Total Assets	$2,005,777	$2,011,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$12,375	$26,000
Accounts payable	110,704	134,503
Contract liabilities	20,102	21,997
Operating lease liabilities	21,176	20,409
Finance lease liabilities	2,567	2,522
Accrued salaries and benefits	93,834	88,021
Accrued subcontractors and other direct costs	52,661	45,645
Accrued expenses and other current liabilities	78,624	79,129
Total Current Liabilities	392,043	418,226
Long-term Liabilities:
Long-term debt	421,560	404,407
Operating lease liabilities - non-current	166,178	175,460
Finance lease liabilities - non-current	12,577	13,874
Deferred income taxes	16,421	26,175
Other long-term liabilities	53,673	56,045
Total Liabilities	1,062,452	1,094,187

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 24,130,664 and 23,982,132 shares issued at June 30, 2024 and December 31, 2023, respectively; 18,757,022 and 18,845,521 shares outstanding at June 30, 2024 and December 31, 2023, respectively	24	24
Additional paid-in capital	432,402	421,502
Retained earnings	822,784	775,099
Treasury stock, 5,373,642 and 5,136,611 shares at June 30, 2024 and December 31, 2023, respectively	(300,341)	(267,155)
Accumulated other comprehensive loss	(11,544)	(11,885)
Total Stockholders’ Equity	943,325	917,585
Total Liabilities and Stockholders’ Equity	$2,005,777	$2,011,772

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income	$52,928	$36,710
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	1,552	837
Deferred income taxes and unrecognized income tax benefits	(10,233)	(4,823)
Non-cash equity compensation	8,225	6,688
Depreciation and amortization	27,066	31,646
Gain on divestiture of a business	(1,715)	—
Other operating adjustments, net	470	128
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(23,561)	(38,332)
Contract receivables	(5,828)	8,856
Prepaid expenses and other assets	3,787	13,864
Operating lease assets and liabilities, net	(399)	2,894
Accounts payable	(23,569)	(22,742)
Accrued salaries and benefits	5,905	405
Accrued subcontractors and other direct costs	7,335	(2,173)
Accrued expenses and other current liabilities	13,075	(18,311)
Income tax receivable and payable	(3,633)	3,999
Other liabilities	(770)	233
Net Cash Provided by Operating Activities	50,635	19,879

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(10,392)	(13,139)
Payments for business acquisitions, net of cash acquired	—	(32,664)
Proceeds from divestiture of a business	1,715	—
Net Cash Used in Investing Activities	(8,677)	(45,803)

Cash Flows from Financing Activities
Advances from working capital facilities	660,396	669,437
Payments on working capital facilities	(657,420)	(624,553)
Proceeds from other short-term borrowings	36,783	7,632
Repayments of other short-term borrowings	(46,933)	(2,483)
Receipt of restricted contract funds	1,269	4,940
Payment of restricted contract funds	(3,583)	(3,962)
Dividends paid	(5,257)	(5,271)
Net payments for stockholder issuances and share repurchases	(30,618)	(20,588)
Other financing, net	(1,145)	(905)
Net Cash (Used in) Provided by Financing Activities	(46,508)	24,247
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(131)	179

Decrease in Cash, Cash Equivalents, and Restricted Cash	(4,681)	(1,498)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	9,449	12,968
Cash, Cash Equivalents, and Restricted Cash, End of Period	$4,768	$11,470

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$15,270	$19,129
Income taxes	$31,107	$8,450

ICF International, Inc. and Subsidiaries

Supplemental Schedule (14)

Revenue by client markets	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Energy, environment, infrastructure, and disaster recovery	45%	41%	45%	40%
Health and social programs	38%	41%	39%	41%
Security and other civilian & commercial	17%	18%	16%	19%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
U.S. federal government	53%	55%	54%	55%
U.S. state and local government	17%	16%	16%	16%
International government	6%	5%	6%	5%
Total Government	76%	76%	76%	76%
Commercial	24%	24%	24%	24%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Time-and-materials	42%	42%	42%	42%
Fixed-price	46%	45%	46%	45%
Cost-based	12%	13%	12%	13%
Total	100%	100%	100%	100%

(14) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.